UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Peter H. Foley
        915 Lake Louise Marie Road
        Rockhill, New York 12775

        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        American Country Holdings Inc.
        ACHI

   3.   IRS or Social Security Number of Reporting Person (Voluntary):

        ###-##-####

   4.   Statement for Month/Year:

        March 1998

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person

               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                                 5. Amount of
                                                                                 Securities
                                                                                 Beneficially    6.  Owner-
                      2.                                                         Owned at End    ship Form:     7.  Nature of
                      Transaction                    4.  Securities              of Month        Direct (D)     Indirect
      1.  Title of    Date          3. Transaction   or Acquired (A) or                          or Indirect    Beneficial
      Security        (Month /      Code             Disposed of (D)             (Instr. 3       (I)            Ownership
      (Instr. 3)      Day/Year)     (Instr. 8)       (Instr. 3, 4 and 5)         and 4)          (Instr. 4)     (Instr. 4)
                                    Code     V       Amount  (A)or(D)   Price

     Common Stock,     3/4/98       P                1500       A      $2.375    1500           D
     $.01 par value




                   Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


                                          5.  Number                                           9.  Number  10. Owner-
                                          of Deriv-                                            of          ship Form
           2.                             ative Se-                                            Derivative  of Deriva-
1.         Conver-    3.                  curities                                             Securities  tive
Title      sion       Trans-              Acquired    6. Date Exer-  7.  Title and  8. Price   Benefi-     Security:
of         or Exer-   action              (A) or      cisable and    Amount of      of         cially      Direct (D)  11.  Nature
Deriva-    cise       Date     4. Trans-  Disposed    Expiration     Underlying     Deriva-    Owned at    or          of Indirect
tive       Price of   (Month/  action     of (D)      Date           Securities     tive       End of      Indirect    Beneficial
Security   Derivative Day/     Code       (Instr. 3,  (Month/ Day/   (Instr. 3 and  Security   Month       (I)         Ownership
(Instr. 3) Security   Year)    (Instr. 8) 4 and 5)    Year)          4)             (Instr. 5) (Instr. 4)  (Instr. 4)  (Instr. 4)

                                Code   V  (A)  (D)    Date    Expir- Title  Amount or
                                                      Exer-   ation         Number of
                                                      cisable Date          Shares





   Explanation of Responses:


   SIGNATURE OF REPORTING PERSON:



   /s/ Peter H. Foley
   ==============================